EXHIBIT 10.1

RelationServe Media, Inc.

6700 North Andrews Avenue

Ft. Lauderdale, Florida 33309

Telephone: 954-202-6000

By Hand	November 11, 2005

Mandee Heller Adler

3151 North 36th Street

Hollywood, Florida 33021

Re:	Releases and Employment Severance Agreement

Dear Ms. Adler:

The purpose of this letter Agreement (“Agreement”) is to confirm our mutual understanding and agreement concerning your resignation as an officer, director, and employee of RelationServe Media, Inc. (the “Company”) and each of its subsidiaries. The terms and conditions of this Agreement are as set forth below:

1.	You and the Company agree that you have resigned as an employee, officer, and director of the Company and each of its subsidiaries effective November 10, 2005.

2.

Upon the terms and subject to the conditions of this Agreement, the Company agrees to furnish to you the following consideration: (a) on the date hereof, a payment in the amount of twenty-five thousand dollars ($25,000.00), (b) an additional payment in the amount of twenty-five thousand dollars ($25,000.00), made by delivery of a check payable to you in that amount on or before April 6, 2005, (c) on the date hereof, an option to purchase a total of one-hundred thousand (100,000) shares of the common stock, par value $0.0001 per share (“Common Stock”), of the Company, exercisable at any time and from time to time through November 10, 2008 at an exercise price of $3.85 per share, which option has been granted under the Company’s 2005 Incentive Stock Plan (the “Plan”) and the resale of the underlying shares of which shall be registered by the Company, at its expense, on its next registration statement (whether it be on a Form S-8, Form SB-2, or otherwise) filed with the Securities and Exchange Commission (“SEC”), and (d) on the date hereof, one hundred thousand (100,000) shares of restricted Common Stock issued under the Plan, the resale of which shall be registered by the Company, at its expense, on its next registration statement (whether it be on a Form S-8, Form SB-2, or otherwise) filed with the SEC.

3.

In consideration of the Company’s agreement to the terms and conditions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by you, you hereby voluntarily release and discharge any and all known and unknown claims, demands, actions, damages, lawsuits, obligations,

Mandee Heller Adler

November 11, 2005

promises, administrative actions, charges, employment contracts, compensation contracts, benefits contracts, causes of action, or liabilities that you presently have or may have against or with respect to the Company, and its successors, assigns, representatives, divisions, affiliates, partnerships, joint ventures, subsidiaries, officers, agents, directors, supervisors, attorneys, employees and each and any one of them and their heirs, executors, administrators, successors and assigns, and all persons acting by, through, under or in concert with any of them. The claims which you hereby release and discharge include, but are not limited to, claims that in any way relate to: (i) your employment with the Company and/or the resignation therefrom, such as claims for compensation, bonuses, commissions, outstanding invoice claims, pay-in-lieu of notice, automotive expenses, lost wages, unused accrued vacation or sick pay, reinstatement, retaliation, or any kind of state or federal statutory, constitutional or common law claims; (ii) the design or administration of a benefit plan or any other employee benefit program; (iii) any rights you may have to severance or similar benefits or to post-employment health or group insurance benefits; and/or (iv) any claims to attorneys’ fees or other indemnities.

You understand that the claims you are releasing and discharging may arise under differing laws, including, but not limited to, the following:

Antidiscrimination statutes, such as the Age Discrimination in Employment Act (“ADEA”); Executive Order 11141, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866 (42 U.S.C. § 1981), and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; all applicable state and local laws which prohibit discrimination based on race, creed, color, national origin, ancestry, age, marital status, disability, sex or a typical hereditary cellular or blood trait of any kind, or because of the liability for service in the Armed Forces of the United States or the nationality of any individual; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibits discrimination against the disabled; the Florida Civil Rights Act of 1992; the Florida Religious Freedom Restoration Act; Florida Workers’ Compensation Law; and any other federal, state, or local laws prohibiting employment discrimination.

Federal and State labor and employment statutes, such as the National Labor Relations Act; the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, as amended, which regulates wage and hour matters; the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) which requires an employer to give notice of an employee’s right, if any, to continue medical insurance at the employee’s cost; the Family and Medical Leave Act of 1993 which requires employers to provide leaves of absence under certain circumstances; any other federal laws relating to employment, such as veterans’ reemployment; and rights and claims under federal, state or local wage and hour laws.

Mandee Heller Adler

November 11, 2005

Other laws, such as federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, physical or personal injury, workers’ compensation, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims.

The laws referred to hereinabove include statutes, regulations, and/or other administrative guidance, and common law doctrines.

4.

In consideration of your agreement to the terms and conditions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company, the Company, for itself and on behalf of each of its subsidiaries, voluntarily releases and discharges any and all known and unknown claims, demands, actions, damages, lawsuits, obligations, promises, administrative actions, charges, causes of action, or liabilities that the Company or any of its subsidiaries presently has or may have against or with respect to you, and your heirs, executors, and administrators.

5.

It is understood and agreed that nothing herein shall be deemed to constitute an admission by either you or the Company of any liability or violation of any applicable state or federal law or any rule or regulation. Neither the release set forth in section 3 hereof nor the release set forth in section 4 hereof shall be deemed to release or discharge, or otherwise impair any rights or obligations under this Agreement.

6.	In the event the Company does not have any director’s and officer’s liability policy providing any coverage for former officers or directors of the Company, the Company shall notify you of such.

7.

The Company agrees that the Company will indemnify you, to the fullest extent permitted under the General Corporation Law of the State of Delaware, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by you in connection with any threatened, pending or completed action, suit or proceeding in which you are a party or threatened to be made a party by reason of the fact that you were a director, officer, or employee of the Company or any of its subsidiaries.

8.

You acknowledge that you may possess secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company and/or any or all of its subsidiaries. You promise never to use or disclose any such information unless:

Mandee Heller Adler

November 11, 2005

(a)

It is information that is or becomes generally publicly available (other than as a result of any act or omission on your part or breach of a duty of secrecy or confidence by any other person or entity);

(b)

It is information that you received on a nonconfidential basis from a source (other than the Company, any of it subsidiaries, or any of their respective representatives) not bound by an obligation of secrecy of confidentiality to the Company or any of its subsidiaries.

(c)

The information is required by applicable law or judicial process to be disclosed and then only to the extent and to whom disclosure is required, but only after you provide (i) immediate notice to the Company of any third party’s request for such information, which notice shall include your intent with respect to such request, and (ii) sufficient opportunity for the Company to challenge or limit the scope of the disclosure on behalf of itself or any of its subsidiaries.

9.	You agree to return to the Company, on the date of this letter, all of the Company’s property in your possession including but not limited to all keys, business files or documents.

10.

You agree that you shall not, at any time or in any place, knowingly seek, apply for, or accept employment with the Company or any of its subsidiaries, successors, assigns, representatives, divisions, affiliates, partnerships and/or joint ventures.

11.

You agree to refrain from making any statements, written or oral, which disparage or defame the goodwill or reputation of the Company and/or which could adversely affect the morale of the Company’s employees, except as may be compelled by law.

12.

All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, or (iii) sent via a responsible overnight courier, to the parties at their respective addresses set forth above, or to such other address or addresses as either party shall have designated in writing to the other party hereto. The date of the giving of such notices delivered personally or by carrier shall be the date of their delivery and the date of giving of such notices by certified or registered mail shall be the date five days after the posting of the mail. All notices that are required to be, or may be, given to the Company pursuant to the terms of this Agreement shall be addressed to the attention of the Company’s Chief Executive Officer.

13.	Each of the parties hereto hereby acknowledges and agrees that the party has reviewed the terms of this Agreement with an attorney of that party’s own choice.

14.	This Agreement is made and entered into in the State of Florida and shall in all respects be interpreted, enforced and governed under the laws of said State.

Mandee Heller Adler

November 11, 2005

15.

Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

16.

Failure to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver of such term or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

17.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supercedes any and all prior agreements, understandings, or arrangements, written or oral, between the parties with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

18.	This Agreement may be signed in counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

Please acknowledge your agreement to the terms and conditions set forth above by signing and dating below where indicated, and returning this letter to the Company, whereupon this letter shall serve as a binding agreement between you and the Company.

Sincerely,

RelationServe Media, Inc.

By: /s/ Michael H. Brauser

Michael H. Brauser
Chairman of the Board of Directors

CERTIFICATION

I knowingly and voluntarily have entered into, and agreed to the Agreement set forth above, understanding its significance and my obligations.

DATED: November 11, 2005

/s/ Mandee Heller Adler

Mandee Heller Adler